UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2012

CREDO Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-8877	84-0772991
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1801 Broadway, Suite 900 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 297-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 — Matters Related to Accountants and Financial Statements

Item 4.02 (a)                          Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 19, 2012, the Audit Committee of the Board of Directors of Credo Petroleum Corporation (the “Company”) concluded that, as a result of the error described in the following paragraphs, its financial statements for the year ended October 31, 2011, appearing in its Annual Report on Form 10-K for the year ended October 31, 2011 should no longer be relied upon.

Subsequent to our January 31, 2012 first quarter end, management and the Audit Committee determined that certain liabilities were incurred during the first quarter but were not timely billed to the Company by the well operators and were not properly estimated and accrued by the Company. The unaccrued liabilities primarily relate to drilling and completion activities on North Dakota oil and gas properties in which the Company is a non-operating working interest owner.  In addition, certain of these costs are incurred on behalf of a joint owner which we re-bill for its share of the costs.  The expenditures related to these properties increased significantly late in 2011 and early 2012.  During the review of these unaccrued liabilities, the Company determined that the same situation existed at our prior year end and resulted in unaccrued liabilities at October 31, 2011, although to a lesser degree.

The unaccrued liabilities at October 31, 2011 also resulted in changes in the reported amounts of accounts receivable-trade, oil and gas properties, compressor inventory, deferred income taxes, retained earnings, oil and gas production costs, depreciation depletion and amortization expense, income tax expense, net income and earnings per share of common stock basic and diluted as of October 31, 2011 and for the year then ended.

The proposed changes in our audited financial statements as of October 31, 2011 and for the year then ended due to the adjustments described above are shown in the following tables.

Changes in the Consolidated Balance Sheet:

	October 31, 2011
	As Previously
	Reported	Adjustments	As Restated

Receivables: Trade	$893,000	$814,000	$1,707,000

Oil and natural gas properties:
Unevaluated properties	9,609,000	348,000	9,957,000
Evaluated properties	99,283,000	1,665,000	100,948,000
Less: Accumulated depreciation depletion and amortization	(61,042,000)	(12,000)	(61,054,000)
Net oil and natural gas properties	47,850,000	2,001,000	49,851,000

Compressor and tubular inventory	1,690,000	70,000	1,760,000

Accounts payable and accrued liabilities	4,002,000	2,931,000	6,933,000

Deferred income taxes, net	4,505,000	19,000	4,524,000

Retained earnings	22,042,000	(65,000)	21,977,000

Changes to the Consolidated Statement of Operations:

	For the Year Ended October 31, 2011
	As Previously
	Reported	Adjustments	As Restated

Oil and natural gas production costs	$4,000,000	$34,000	$4,034,000

Depreciation, depletion and amortization	5,179,000	12,000	5,191,000

Income from operations	4,913,000	(46,000)	4,867,000

Income before income taxes	4,788,000	(46,000)	4,742,000

Income taxes	(1,270,000)	(19,000)	(1,289,000)

Net income	3,518,000	(65,000)	3,453,000

Earnings per share of Common Stock — Basic	$.35	$(01)	$.34

Earnings per share of Common Stock — Diluted	$.35	$(01)	$.34

The unaccrued liabilities at January 31, 2012 also resulted in changes in the reported amounts of accounts receivable-trade, oil and gas properties, deferred income taxes, retained earnings, oil and gas production costs, depreciation depletion and amortization expense, general and administrative expense, income tax expense and net income as of January 31, 2012 and for the three months then ended.

The proposed changes in our unaudited financial statements as of January 31, 2011 and for the three months then ended due to the adjustments described above are shown in the following tables.

Changes in the Consolidated Balance Sheet:

	January 31, 2012
	As Previously
	Reported	Adjustments	As Restated

Receivables: Trade	$1,259,000	$1,907,000	$3,166,000

Oil and natural gas properties:
Unevaluated properties	9,710,000	1,682,000	11,392,000
Evaluated properties	103,551,000	3,890,000	107,441,000
Less: Accumulated depreciation depletion and amortization	(62,757,000)	(76,000)	(62,833,000)
Net oil and natural gas properties	50,504,000	5,496,000	56,000,000

Accounts payable and accrued liabilities	3,106,000	7,563,000	10,669,000

Deferred income taxes, net	4,994,000	(17,000)	4,977,000

Retained earnings	23,082,000	(143,000)	22,939,000

Changes to the Consolidated Statement of Operations:

	Three Months Ended January 31, 2012
	As Previously
	Reported	Adjustments	As Restated

Oil and natural gas production costs	$1,187,000	$35,000	$1,222,000

Depreciation, depletion and amortization	1,832,000	64,000	1,896,000

General and administrative	750,000	15,000	765,000

Income from operations	2,052,000	(114,000)	1,938,000

Income before income taxes	1,529,000	(114,000)	1,415,000

Income taxes	(489,000)	36,000	(453,000)

Net income	1,040,000	(78,000)	962,000

Earnings per share of Common Stock — Basic	$.10		$.10

Earnings per share of Common Stock — Diluted	$.10		$.10

Our Chief Financial Officer and Audit Committee Chairman discussed the matters in this filing with our independent registered public accounting firm.

We are filing the Form 10 K/A for the year ended October 31, 2011 and the Form 10-Q/A for the three months ended January 31, 2012, coincident with this filing, and have addressed therein our evaluation of the internal control implications of this restatement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused his report to be signed on its behalf by the undersigned hereunto duly authorized.

Credo Petroleum Corporation		Date: April 25, 2012

By:	/s/Alford B. Neely
Alford B. Neely
Vice President and Chief Financial Officer